Exhibit 99.2

Pogo Producing Company

Supplemental  Information (Unaudited) (1)

	Quarter Ended		Six Months Ended
Financial Data	June 30		June 30
(Data in $ thousands, except per share amounts)	2007	2006	2007	2006

Revenues:
Oil and gas	$220,071	$237,019	$430,922	$479,979
Other	2,840	446	3,548	1,223
Total	222,911	237,465	434,470	481,202

Operating Expenses:
Lease operating	49,697	47,231	96,562	86,453
General and administrative	27,692	21,450	56,894	41,447
Exploration	5,892	504	14,002	1,674
Dry hole and impairment	5,444	12,834	51,666	35,908
Depreciation, depletion and amortization	79,620	63,971	163,956	127,256
Production and other taxes	15,303	16,938	32,947	27,992
Net gain on property sales	(127,171)	(308,357)	(129,482)	(308,361)
Other	7,978	5,760	13,128	10,623
Total	64,455	(139,669)	299,673	22,992

Operating Income (Loss)	158,456	377,134	134,797	458,210

Interest:
Charges	(40,901)	(35,970)	(83,748)	(64,289)
Income	18	101	89	218
Capitalized	20,537	18,647	39,942	34,825
Total Interest Expense	(20,346)	(17,222)	(43,717)	(29,246)

Commodity Derivative Income (Expense)	(1,541)	(7,106)	(4,647)	(3,793)

Foreign Currency Transaction Gain (Loss)	20	16	25	23

Income (Loss) From Operations Before Income Taxes	136,589	352,822	86,458	425,194

Income Tax Expense (Benefit)	39,686	16,245	24,179	42,773

Net Income from continuing operations	96,903	336,577	62,279	382,421

Income (loss) from discontinued operations, net of tax	(141,716)	25,306	(128,287)	46,933

Net income (loss)	$(44,813)	$361,883	$(66,008)	$429,354

Basic earnings per share
Income from continuing operations	$1.68	$5.87	$1.08	$6.67
Income (loss) from discontinued operations	(2.46)	0.44	(2.22)	0.81

Basic earnings (loss) per share	$(0.78)	$6.31	$(1.14)	$7.48

Diluted earnings per share
Income from continuing operations	$1.65	$5.81	$1.06	$6.60
Income (loss) from discontinued operations	(2.42)	0.44	(2.19)	0.81

Diluted earnings (loss) per share	$(0.77)	$6.25	$(1.13)	$7.41

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	57,817	57,385	57,776	57,366
Diluted shares	58,577	57,930	58,501	57,948

Discretionary Cash Flow:
Net Income (loss)	$(44,813)	$361,883	$(66,008)	$429,354
(Income) loss from discontinued operations, net of tax	141,716	(25,306)	128,287	(46,933)
Depreciation, depletion and amortization	79,620	63,971	163,956	127,256
Deferred taxes	(58,701)	(96,465)	(74,986)	(102,254)
Dry hole and impairment	5,444	12,834	51,666	35,908
Exploration	5,892	504	14,002	1,674
(Gain) loss on property sales	(127,171)	(308,357)	(129,482)	(308,361)
Other noncash	2,334	(6,161)	362	(21,885)
Discretionary cash flow from operations
before changes in assets and liabilities	4,321	2,903	87,797	114,759
Discretionary cash flow from discontinued operations	80,335	73,864	160,433	154,269

Total	$84,656	$76,767	$248,230	$269,028

(1)  Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release